EXHIBIT 99.1

CONTACTS	Lawrence E. Hyatt	Gene Marbach
	Chief Financial Officer	Investor Relations
	O’Charley’s Inc.	Makovsky + Company
	(615) 782-8818	(212) 508-9600
O’CHARLEY’S INC. REPORTS RESULTS FOR THE FIRST QUARTER OF 2007
NASHVILLE, Tenn. (May 16, 2007) — O’Charley’s Inc. (NASDAQ/NM: CHUX), a leading casual- dining restaurant company, today reported revenues and earnings per share for the 16-week period ended April 22, 2007. The Company also provided its outlook for the current quarter, and the 2007 fiscal year, and provided an update on changes to its commissary operations.
Financial and Operating Highlights
•	Revenue for the first quarter of fiscal 2007 increased 2.1 percent to $312.9 million from $306.5 million in the first quarter of fiscal 2006. Same-store sales for the first quarter of 2007 declined 1.6 percent at O’Charley’s company-operated restaurants and increased 2.7 percent at the Ninety Nine Restaurant and 0.8 percent at Stoney River Legendary Steaks.

•	Subsequent to the end of the first quarter, the Company entered into agreements to outsource salad dressing manufacturing and poultry processing. Both of these activities are currently performed at the Company’s commissary in Nashville. The Company also decided to close its manufacturing operations in Woburn, Massachusetts. Non-cash impairment charges relating to manufacturing equipment reduced income from operations in the quarter by $0.9 million, and reduced net earnings by $0.03 per diluted share.

•	Income from operations in the quarter was $14.6 million, or 4.7 percent of revenues. Excluding the impairment charges discussed above, income from operations was $15.5 million, or 5.0 percent of revenues. In comparison, income from operations in the prior year quarter was $14.3 million, or 4.7 percent of revenues. Cost of food and beverage, payroll and benefits costs, and restaurant operating costs were lower as a percent of restaurant sales than in the prior year quarter.

•	The effective tax rate applied to pretax earnings was 26.5% in the first quarter, compared to 26.7% in the prior year quarter. During the first quarter of 2007, the Company adopted FASB Interpretation No. (FIN) 48, “Accounting for Uncertainty in Income Taxes” — an Interpretation

CHUX Reports First Quarter Results for 2007

May 16, 2007
of SFAS No. 109, “Accounting for Income Taxes,” and closed an Internal Revenue Service audit for the tax years 2002 through 2004. The application of FIN 48 and the closing of the audit resulted in additional income tax expense in the quarter of $0.1 million, with a corresponding adverse impact on the effective tax rate of 1.4%. The Company stated that it expects its effective tax rate for the balance of the fiscal year to be between 25% and 26%.
•	The Company reported first-quarter net earnings of $7.9 million, or $0.33 per diluted share. Excluding the impairment charges discussed above, and the impact of the adoption of FIN 48 and closing of the IRS audit, net earnings were $8.7 million, or $0.36 per diluted share. In comparison, net earnings for the prior year quarter were $7.2 million, or $0.31 per diluted share. A table reconciling the adjustments to income from operations, net earnings and earnings per diluted share is included elsewhere in this release.

•	The Company stated that it expects to report net earnings per diluted share of between $0.20 and $0.24 for the 12-week period ending July 15, 2007, and affirmed its previously-issued guidance of net earnings per diluted share of between $1.00 and $1.10 for the fiscal year ending December 30, 2007. The second quarter and full year guidance includes the estimated impact of the changes to the Company’s supply chain arrangements discussed above.
     “We increased average check in all three of our concepts and continued to improve our operating margins, thereby achieving financial results for the first quarter that exceeded the high end of the guidance offered on February 8, after adjusting for the non-cash impairment charges relating to changes in our supply chain, and the impact of the application of FIN 48 and closing of the IRS audit” said Gregory L. Burns, chairman and chief executive officer of O’Charley’s Inc. “Given the recent challenges and uncertainties faced by our Company and the entire casual dining industry, we believe that these results provide further evidence that our transformation efforts are on track. During the balance of 2007, we plan to continue implementing our strategic initiatives to build a winning team, improve the box economics, and enhance guest loyalty.”
     “We have now completed 16 ‘Project RevO’lution’ re-brandings at O’Charley’s restaurants, and 20 ‘Dressed to the Nines’ re-brandings at Ninety Nine restaurants. We have introduced new concept elements including new uniforms, plateware, menu designs, Curbside-To-Go service, and new service standards. Given our success to date with ‘Dressed to the Nines,’ we have decided to proceed with a full rollout, and plan to complete a total of 30 re-brandings at Ninety Nine during 2007. During the first quarter we completed five re-brandings at O’Charley’s, and plan an additional five during the second quarter. While we have not yet made a decision about a full rollout of the O’Charley’s re-branding effort, we continue to be pleased with the initial sales results, and believe that these re-brandings have created excitement for the concept.”
O’Charley’s Restaurants
     Restaurant sales for company-operated O’Charley’s decreased 1.4 percent to $197.4 million for the first quarter, reflecting the addition of six new company-operated restaurants and the closing of one company-operated restaurant since the first quarter of 2006. The same-store sales decrease of 1.6 percent was comprised of a 5.8 percent increase in average check offset by a 7.0 percent decrease in guest counts. Average check for company-operated stores in the first quarter was $12.52. Three company-operated O’Charley’s restaurants opened during the first quarter, bringing the total number of company-operated

CHUX Reports First Quarter Results for 2007

May 16, 2007
restaurants to 230 at the end of the quarter. Subsequent to the end of the first quarter, Four Star Restaurant Group, LLC opened its first franchised O’Charley’s restaurant in West Des Moines, Iowa.
     “We began the phase out of Kids Eat Free during the second quarter of 2006, and by the end of the first quarter of 2007 have reduced its availability by approximately 40 percent. We expect to complete the phase out by the middle of 2008. As we expected, the phase out of Kids Eat Free and our reduction in the use of coupons has resulted in guest count declines, as price-sensitive customers visit O’Charley’s less frequently,” Burns said. “The resulting increase in average check contributed to our improved margins, and demonstrates that the core O’Charley’s guest values our focus on providing great food with unique flavor profiles, and a higher level of service.
     “In addition to the increase in average check, a number of other factors contributed to the year-over-year improvements in operating margins at the O’Charley’s concept in the first quarter. Food and beverage costs decreased as a percentage of sales compared to the first quarter of 2006 as a result of higher margins on our recent limited-time offers, and continued efficiencies gained from our theoretical food cost system. O’Charley’s also improved its payroll and benefits costs as a percentage of sales compared to the prior year, which reflects reductions in employee benefits costs as a percentage of sales. Restaurant operating costs improved as a result of reduced natural gas, supplies and insurance expenses. Our ‘O’Charley’s Fresh Flavors’ promotion began in April, and features bold flavors and unique menu items such as baked shrimp scampi pasta, Greek chicken salad, herb-crusted center cut sirloin, and bistro chicken, as well as a flatbread tomato bruschetta appetizer and crème brulee cheesecake for dessert. The menu insert features a distinctive layout, and we are supporting this promotion with a high-energy advertising campaign that focuses on the food.”
Ninety Nine Restaurants
     Restaurant sales for Ninety Nine increased 4.0 percent to $96.1 million in the first quarter, reflecting the addition of three new restaurants and the closing of one restaurant since the first quarter of 2006. The same-store sales increase of 2.7 percent was comprised of a 5.1 percent increase in average check partially offset by a 2.3 percent decrease in guest counts. Average check in the first quarter was $14.44. One Ninety Nine restaurant closed in the first quarter, bringing the total number to 113 at the end of the quarter. On April 30, Ninety Nine opened a new restaurant in Franklin, Massachusetts. This is the first restaurant using Ninety Nine’s new prototype design, and features all the elements of ‘Dressed to the Nines,’ along with a re-engineered kitchen, a redesigned lobby area and a new dining layout with the bar moved to the side from the traditional location in the center of the restaurant.
     “According to Knapp-Trak™, same-store sales increases for Ninety Nine in the month of March exceeded all other casual-dining concepts in the United States with more than $300 million of annual system sales,” Burns said. “Given the challenging consumer and competitive environment in New England, we believe this impressive sales performance is a testament to the strength of the concept and its management team. In addition to the increase in average check, a decrease in food and beverage costs as a percentage of sales contributed to the year-over-year improvements in operating margins at the Ninety Nine concept in the first quarter.
     “Our ‘Fantastic Flavors of America’ promotion began on April 10 and continues through June 4. Entrée choices include cedar plank salmon, sweet southern fried chicken, Baja crab cakes, filet mignon, and fire-grilled ribeye. The promotion also features special beverages such as a raspberry-lime rickey,

CHUX Reports First Quarter Results for 2007

May 16, 2007
platinum margarita, and ‘red, white and blueberi martini,’ and mouth-watering desserts such as ‘ooey gooey chocolate chip cookies and milk,’ and bananas foster pie.”
Stoney River Legendary Steaks Restaurants
     First-quarter sales for Stoney River Legendary Steaks increased 43.2 percent to $12.6 million, which reflects sales increases of 0.8 percent at the six restaurants included in the same-store sales base, and sales at the new restaurants in Dublin, Ohio, Nashville, Tennessee, Chesterfield, Missouri, and Atlanta, Georgia. The same-store sales increase consisted of a 5.9 percent increase in average check partially offset by a 4.7 percent decline in guest counts. Average check for Stoney River in the first quarter was $43.22.
     “We continue to be pleased with Stoney River‘s performance in terms of same-store sales and operational improvements and believe that the concept has established a unique position in the upscale steakhouse segment,” Burns noted. “In order to continue strengthening its position and broadening its appeal, Stoney River is introducing new menu items early next month. In addition to our popular steak entrees, this menu will feature new fish, veal and salad offerings.”
Supply Chain and Commissary Operations
     The Company announced that it has entered into agreements to outsource salad dressing manufacturing and poultry processing. Both of these activities are currently performed at the Company’s commissary in Nashville. The Company also announced that it will discontinue all food processing and manufacturing operations at its commissary facility in Woburn, Massachusetts, and will transfer some of these activities to its Nashville commissary and outsource the rest. Results for the first quarter included non-cash impairment charges relating to manufacturing equipment of $0.9 million, or $0.03 per diluted share. A total of approximately 30 employees are expected to be displaced, and the Company expects to record severance and related charges of $0.01 per diluted share in the second quarter of 2007. The Company stated that it continues to consider alternatives for its meat processing and bakery operations in Nashville, and for its distribution operations. Such alternatives may result in additional impairment and other charges in subsequent quarters.
     “We selected best of breed providers for salad dressing manufacturing and poultry processing after thorough analysis and a competitive process,” Burns said. “We look forward to working with them as valued business partners. Not including impairment, severance and other transition costs, we expect that the changes in our supply chain announced today will reduce our annual product cost by between $0.03 and $0.05 per diluted share, with less than half of this amount realized in the current fiscal year.”
Outlook for Second Quarter and Full Year 2007
     The Company stated that it expects to report net earnings per diluted share of between $0.20 and $0.24 for the 12-week period ending July 15, 2007. The Company also affirmed its previously-issued guidance, and stated that it expects to report net earnings per diluted share of between $1.00 and $1.10 for the fiscal year ending December 30, 2007. The second quarter and full-year guidance includes the first quarter impairment charges, the anticipated second quarter severance and related charges, and the anticipated reduction in food cost from the changes announced today to the Company’s supply chain arrangements.

CHUX Reports First Quarter Results for 2007

May 16, 2007
     Projected results for the quarter and the year are based upon anticipated same store sales increases of less than 2 percent for O’Charley’s, and between 1 percent and 3 percent at Ninety Nine, and continued year-over-year improvement in restaurant-level margins. In 2007, the Company expects to open between four and six new O’Charley’s company-operated restaurants, between three and five new Ninety Nine restaurants, and one new Stoney River restaurant. The Company’s guidance for 2007 anticipates the completion of 30 ‘Dressed to the Nines’ remodels in Ninety Nine. Although the Company has not yet decided to proceed with a full roll-out of ‘Project RevO’lution’ remodels in the O’Charley’s concept, the guidance for 2007 anticipates the completion of between 10 and 20. Including the training expenses and asset write-offs associated with these remodels, they are expected to have a negative impact on net earnings in 2007. The Company’s guidance for the second quarter and full year 2007 does not reflect any impact for charges or expenses arising from decisions the Company may make as part of its transition efforts, or as a result of additional changes to its supply chain.
     “We plan to continue to execute all elements of our plan, including improving the overall guest experience in our restaurants, managing our margins, and instilling ‘A Passion to Serve’™ throughout our organization,” Burns said. “This management team understands the need to continually improve our performance, and we believe that we are taking the appropriate actions to generate profitable and sustainable growth while enhancing shareholder value. We have a conservative fiscal policy, strong asset base and strong balance sheet, which provide us with financial flexibility.”
Investor Conference Call and Web Simulcast
     O’Charley’s Inc. will conduct a conference call on its 2007 first quarter earnings release on May 16, 2007, at 11:00 a.m. Eastern. The number to call for this interactive teleconference is (973) 582-2952, and the confirmation passcode is 8784205. A replay of the conference call will be available through May 23, 2007, by dialing (973) 341-3080 and entering passcode 8784205.
     The live broadcast of O’Charley’s conference call will be available online:
http://phx.corporate-ir.net/phoenix.zhtml?p=irol-eventDetails&c=82565&eventID=1552337
     If you are unable to participate during the live Webcast, the call will be archived on the Company’s Web site at www.ocharleysinc.com, as well as www.streetevents.com and www.earnings.com, shortly after the call on May 16, 2007, and continuing through May 23, 2007.
About O’Charley’s Inc.
O’Charley’s Inc., headquartered in Nashville, Tenn., is a multi-concept restaurant company that operates or franchises a total of 365 restaurants under three brands: O’Charley’s, Ninety Nine Restaurant, and Stoney River Legendary Steaks. The O’Charley’s concept includes 241 restaurants in 19 states in the Southeast and Midwest, including 231 company-owned and operated O’Charley’s restaurants in 16 states, four franchised O’Charley’s restaurants in Michigan, one franchised O’Charley’s restaurant in Ohio, one franchised O’Charley’s restaurant in Iowa, three joint venture O’Charley’s restaurants in Louisiana, and one joint venture O’Charley’s restaurant in Wisconsin. The menu, with an emphasis on fresh preparation, features several specialty items such as hand-cut and aged USDA choice steaks, a variety of seafood and chicken, freshly baked yeast rolls, fresh salads with special-recipe salad dressings and signature caramel pie. The Company operates Ninety Nine restaurants in 114 locations throughout Connecticut, Maine, Massachusetts, New Hampshire, New Jersey, New York, Pennsylvania, Rhode Island, and Vermont. Ninety Nine has earned a strong reputation as a friendly, comfortable place to gather and enjoy great American food and drink at a

CHUX Reports First Quarter Results for 2007

May 16, 2007
terrific price. The menu features a wide selection of appetizers, salads, sandwiches, burgers, entrees and desserts. The Company operates 10 Stoney River Legendary Steaks restaurants in Georgia, Illinois, Kentucky, Ohio, Missouri and Tennessee. The steakhouse concept appeals to both upscale casual-dining and fine-dining guests by offering high-quality food and attentive customer service typical of high-end steakhouses, but at more moderate prices.
Forward Looking Statement
The forward looking statements in this press release and statements made by or on behalf of the Company relating hereto, including those containing words like “expect,” “project,“believe,” “may,” “could,” “anticipate,” and “estimate,” are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements, including our guidance for future periods, are subject to the finalization of the Company’s first quarter financial and accounting procedures, and may be affected by certain risks and uncertainties, including, but not limited to, the Company’s ability to increase operating margins and increase same-store sales at its restaurants; the effect that increases in food, labor, energy, interest costs and other expenses have on our results of operations; the Company’s ability to successfully implement changes to its supply chain; the Company’s ability to sell closed restaurants and other surplus assets; the possible adverse effect on our sales of decreases in consumer spending; the effect of increased competition; and the other risks described in the Company’s filings with the Securities and Exchange Commission. In light of the significant uncertainties inherent in the forward-looking statements included herein, you should not regard the inclusion of such information as a representation by us that our objectives, plans and projected results of operations will be achieved and the Company’s actual results could differ materially from such forward-looking statements. The Company does not undertake any obligation to publicly release any revisions to the forward-looking statements contained herein to reflect events and circumstances occurring after the date hereof or to reflect the occurrence of unanticipated events.
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(Tables to Follow)

O’Charley’s Inc. and Subsidiaries
Consolidated Statements of Earnings (unaudited)
16 Weeks Ended April 22, 2007 and April 16, 2006
All percentages shown as a percentage of total revenue unless indicated otherwise

	2007		2006
	(in thousands, except per share data)
Revenues:
Restaurant sales	$309,116	98.8%	$303,217	98.9%
Commissary sales	3,729	1.2%	3,077	1.0%
Franchise revenue	44	0.0%	157	0.1%

	312,889	100.0%	306,451	100.0%

Costs and Expenses:
Cost of restaurant sales:(1)
Cost of food and beverage	89,920	29.1%	90,961	30.0%
Payroll and benefits	104,533	33.8%	102,750	33.9%
Restaurant operating costs	56,840	18.4%	56,572	18.7%
Cost of commissary sales	3,386	1.1%	2,686	0.9%
Advertising expenses	10,049	3.2%	8,451	2.8%
General and administrative expenses	16,258	5.2%	15,539	5.1%
Depreciation and amortization	15,141	4.8%	13,998	4.6%
Asset impairment and disposals	1,030	0.3%	0	0.0%
Pre-opening costs	1,115	0.4%	1,174	0.4%

	298,272	95.3%	292,131	95.3%

Income from Operations	14,617	4.7%	14,320	4.7%

Other Expense (Income):
Interest expense, net	3,896	1.3%	4,495	1.5%
Other, net	(5)	0.0%	4	0.0%

	3,891	1.3%	4,499	1.5%

Earnings before income taxes	10,726	3.4%	9,821	3.2%

Income Taxes	2,839	0.9%	2,622	0.9%

Net earnings	$7,887	2.5%	$7,199	2.3%

Basic Earnings per Share:
Net Earnings	$0.33		$0.31

Weighted Average Common Shares Outstanding	23,765		23,089

Diluted Earnings per Share:
Net Earnings	$0.33		$0.31

Weighted Average Common Shares Outstanding	24,130		23,345

(1) Percentages calculated as a percentage of restaurant sales

O’Charley’s Inc. and Subsidiaries
Reconciliation of Non-GAAP Financial Measures
16 Weeks Ended April 22, 2007 and April 16, 2006
In the accompanying press release, the Company makes reference to income from operations, net earnings and diluted earnings per share before the impact of impairment charges and net earnings and earnings per diluted share before the adoption of FIN 48 and the closure of the IRS audit. Company believes that these measures are useful to investors for comparing the Company’s performance in the first quarter of 2007 to the Company’s performance in the prior year quarter, when no such charges were recognized.

	As	Impairment	FIN 48 &	As
	Reported	Charges (1)	IRS Exam	Adjusted
Revenue	$312,889	$—	$—	$312,889

Income from Operations
Dollars	14,617	915	—	15,532
Percent of Revenue	4.7%	0.3%	0.0%	5.0%

Net Earnings	7,887	685	146	8,718

Diluted Earnings per Share (2)	$0.33	$0.03	$0.01	$0.36
(1) Impairment charges included in this reconciliation only include charges related to supply chain changes announced today.
(2) The diluted earnings per share calculation is rounded in the “As Adjusted” column

O’Charley’s Inc.
Condensed Consolidated Balance Sheet (unaudited)
At April 22, 2007 and December 31, 2006

	2007	2006
	(in thousands)
Cash	$10,967	$19,923
Other current assets	64,608	60,826
Property and equipment, net	460,875	464,107
Goodwill and other intangible assets	119,327	119,302
Other assets	23,356	22,354

Total assets	$679,133	$686,512

Current portion of long-term debt and capital leases	$7,912	$9,812
Other current liabilities	80,729	100,531
Long-term debt, net of current portion	126,435	126,540
Capitalized lease obligations	15,731	18,005
Other liabilities	56,317	50,798
Shareholders’ equity	392,009	380,826

Total liabilities and shareholders’ equity	$679,133	$686,512